EXHIBIT 10.1

Execution Version
COOPERATION AGREEMENT
This Cooperation Agreement (“Agreement”), dated as of November 22, 2022, is made by and among Berry Global Group, Inc., a Delaware corporation (the “Company”); Ancora Catalyst Institutional, LP (“Ancora”) and the other persons and entities listed on Schedule A hereto (collectively with Ancora, the “Ancora Investors”); and Eminence Capital, L.P. (“Eminence”) and the other persons and entities listed on Schedule B hereto (with Eminence, the “Eminence Investors,” and collectively with the Ancora Investors, the “Investor Group”).  The Company and each member of the Investor Group are collectively herein referred to as the “Parties” and individually as a “Party.”
WHEREAS, the Company and representatives of the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”);
WHEREAS, on November 7, 2022, Ancora, on behalf of itself and the Investor Group, submitted a letter to the Company (the “Nomination Notice”) nominating certain director candidates to be elected to the Board at the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”);
WHEREAS, as of the date of this Agreement, the Ancora Investors Beneficially Own (as defined below) common stock of the Company, $0.01 par value per share (the “Common Stock”), as set forth on Schedule A hereto;
WHEREAS, as of the date of this Agreement, the Eminence Investors Beneficially Own the Common Stock as set forth on Schedule B hereto; and
WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.    Board Matters.
a.
The Company shall, effective immediately following the execution and delivery of this Agreement, (i) appoint to the Board Chaney Sheffield (the “First New Director”) to serve as a director of the Company with a term expiring at the 2023 Annual Meeting, and (ii) appoint Peter Thomas as an observer to the Board (the “Observer”).

b.
The Company agrees that during the period commencing on the date hereof until the appointment of the Observer to the Board, the Observer will receive, on a confidential and restricted basis, copies of all documents distributed to the Board, including, without limitation, notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board occurring on or after the date hereof contemporaneous with their distribution to the Board. The Company will be entitled to withhold any information and exclude the Observer from any Board or Board committee meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege. The Observer will have the right to attend and participate, but not vote, at all meetings of the Board, the Advisory Committee (as defined below) and the Compensation & Talent Development Committee of the Board during this period (whether such meetings are held in person, telephonically or otherwise). As a condition to the Second New Director (or any Second Replacement Director (as defined below) thereof, as applicable) serving as the Observer, the Second New Director (or any Second Replacement Director thereof, as applicable) will have delivered an undertaking to the Company as set forth on Exhibit A (the “Observer Undertaking”).

c.
The Company will include the First New Director (or any First Replacement Director thereof (as defined below), as applicable) in the Company’s slate of ten (10) nominees for election as directors of the Company at the 2023 Annual Meeting and will use commercially reasonable efforts to cause the election of the First New Director to the Board at the 2023 Annual Meeting (including the Board recommending that the Company’s stockholders vote in favor of the election of the First New Director in the Company’s proxy statement for the 2023 Annual Meeting and otherwise supporting the First New Director for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). The Company will include the Observer (or any Second Replacement Director thereof, as applicable) in the Company’s proxy statement for the 2023 Annual Meeting, which shall provide that the Company intends to increase the size of the Board to twelve (12) directors and appoint the Observer (the “Second New Director” and together with the First New Director, the “New Directors”) to the Board immediately following the 2023 Annual Meeting.  The Board and all applicable committees of the Board shall not increase the size of the Board (i) immediately following the conclusion of the 2023 Annual Meeting, to more than twelve (12) directors and (ii) following such time and prior to the expiration of the Standstill Period (as defined below), to more than thirteen (13) directors, in each case without the prior written consent of the Investor Group.

d.
Effective immediately following the execution and delivery of this Agreement, the Board and all applicable committees thereof shall take such actions as are necessary to form a committee of the Board to be named the Capital Allocation Advisory Committee (the “Advisory Committee”) to objectively support and make recommendations to the Board regarding, and support management’s review of, the Company’s capital allocation strategy. In accordance with Delaware law and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board will cause the Advisory Committee to initially be composed of four (4) members: the First New Director and three (3) other members of the Board serving on the Board prior to the execution of this Agreement, who will initially be Scott B. Ullem, Thomas E. Salmon (as a non-voting member) and Stephen E. Sterrett (as a non-voting member), with the First New Director to serve as Chair of the Advisory Committee, and the Observer will be permitted to participate in the Advisory Committee as provided in Section 1(b) hereof. Promptly following the appointment of the Second New Director to the Board, the Board and all applicable committees thereof will take such actions as are necessary to (i) add the Second New Director to the Advisory Committee, which will then be composed of five (5) members of the Board, and (ii) adjust Messrs. Salmon and Sterrett’s (or their successors’) status as members of the Advisory Committee to include full voting rights. During the Standstill Period, the composition of the Advisory Committee shall remain as specified in this Section 1(d). The Company and the Investor Group shall cooperate in good faith to agree upon a charter for the Advisory Committee, which shall not be amended or modified during the Standstill Period without the approval of the Investor Group.

e.	If, during the Standstill Period:
i.
the Second New Director resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, and at all times since the date of this Agreement and at such time the Investor Group Beneficially Own in the aggregate at least 1.5% of the Company’s then‑outstanding Common Stock (the “Company Ownership Level Minimum”), then, so long as Investor Group Beneficially Owns in the aggregate at least the Company Ownership Level Minimum, the Investor Group shall identify a replacement (who shall qualify as “independent” pursuant to the rules of the New York Stock Exchange and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”)) to fill the resulting vacancy caused by the Second New Director’s departure from the Board and any such person shall be promptly appointed to the Board, subject to the good faith review and approval (such approval not to be unreasonably conditioned, withheld or delayed) by the Nominating & Governance Committee of the Board (the “N&G Committee”) and the Board, (any such replacement director, a “Second Replacement Director”); provided that any Second Replacement Director shall not be any member of the Investor Group or any Affiliate, Associate or employee of any member of the Investor Group; or

ii.
the First New Director resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, then, so long as Investor Group Beneficially Owns in the aggregate at least the Company Ownership Level Minimum, the Investor Group shall identify three (3) potential replacements (who shall qualify as “independent” pursuant to the rules of the New York Stock Exchange and the applicable rules and regulations of the SEC) to fill the resulting vacancy caused by the First New Director’s departure from the Board (the “Proposed Replacements”); provided that such Proposed Replacements shall not be any member of the Investor Group or any Affiliate, Associate or employee of any member of the Investor Group. After completion of the director information and interviews provided for in Section 4, then one (1) of the Proposed Replacements shall be promptly appointed to the Board, subject to the good faith review and approval (such approval not to be unreasonably conditioned, withheld or delayed) by the N&G Committee and the Board (any such replacement director, a “First Replacement Director” and together with the Second Replacement Director, the “Replacement New Director”).

Any Replacement New Director designated pursuant to this Section 1(e) as replacing the First New Director prior to the 2023 Annual Meeting shall stand for election at the 2023 Annual Meeting together with the Company’s other nominees. Any Replacement New Director designated pursuant to this Section 1(e) as replacing the Second New Director  before the appointment of the Second New Director to the Board pursuant to Section 1(c), will be appointed to the Board pursuant to Section 1(c), and, before the date of such appointment, will be deemed to be the Observer upon the execution of the Observer Undertaking pursuant to Section 1(b). Upon a Replacement New Director’s appointment to the Board, such Replacement New Director shall be deemed to be a New Director for all purposes under this Agreement.
f.	Concurrent with the execution of this Agreement, Ancora hereby irrevocably withdraws the Nomination Notice.
g.
The Board and all applicable committees thereof shall take such actions as are necessary to (i) effective immediately following the execution and delivery of this Agreement, add the First New Director to the N&G Committee and (ii) effective as of the appointment of the Second New Director to the Board, add the Second New Director to the Compensation & Talent Development Committee of the Board. Each New Director shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which any New Director is not a member.  Further, in the event the Board establishes any new committee(s) of the Board during the Standstill Period, each New Director shall be considered for membership on such committee(s) in the same manner as other independent members of the Board.

h.
While any New Director (or any Replacement New Director, as applicable) serves as a director of the Board, such New Director shall receive compensation (including equity‑based compensation, if any) for the Board and committee meetings attended, an annual retainer and benefits (including expense reimbursements) on the same basis as all other non‑employee directors of the Company.

i.
The New Directors (and any Replacement New Director, as applicable) will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors, as amended from time to time (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.  The Company shall make available to any New Director copies of all Company Policies not publicly available on the Company’s website.  At all times while any New Director (or any Replacement New Director, as applicable)  is serving as a member of the Board, (i) such New Director shall not disclose to the Investor Group, any members of the Investor Group or any “Affiliate” or “Associate” (for purposes of this Agreement, as each is defined in Rule 12b‑2 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of each such member of the Investor Group (collectively and individually, the “Investor Group Affiliates”) or any other person or entity not affiliated with the Company any confidential information of the Company, and (ii) the Investor Group and each member of the Investor Group shall not, and shall cause their Affiliates not to, seek to obtain confidential information of the Company from any New Director (or any Replacement New Director). Furthermore, the Investor Group agrees that none of the New Directors (or any Replacement New Director) may share any information with the Investor Group in respect of the Company which they learn in their capacity as an observer or a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s prior consent.

j.
Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Investor Group and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Investor Group shall be permitted to transfer or assign this Agreement to their respective Affiliates, provided that any such transfer or assignment shall not relieve any transferring Investor Group party of its obligations under this Agreement.

k.	For purposes of this Agreement, the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d‑3 promulgated under the Exchange Act.
2.    Standstill and Voting.
a.
Each member of the Investor Group agrees that during the Standstill Period, the Investor Group and the Investor Group Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:

i.
take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly, whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise) any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Company) such that the Investor Group would Beneficially Own in the aggregate in excess of 4.99% of the then‑outstanding shares of Common Stock;

ii.
other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)‑(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

iii.
(A) advise or knowingly encourage or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Section 1;

iv.
solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non‑binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

v.
(A) form, join or in any other way participate in a “group” with respect to any shares of Common Stock (other than a “group” solely consisting of the Investor Group or Investor Group Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting (as defined below) or in accordance with Section 2(b)) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any Stockholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among the Investor Group or Investor Group Affiliates);

vi.
separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or the assets or businesses of the Company or any of its subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the Investor Group and Investor Group Affiliates shall be permitted to (A) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2(b);

vii.
(A) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected or (B)(I) present at any Stockholder Meeting any proposal (pursuant to Rule 14a-8 or otherwise) for consideration for action by the stockholders or (II) call or seek to call, or request the call of, alone or in concert with others, or support another stockholder’s call for, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s organizational documents;

viii.
take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s charter, the Bylaws or any of the Company Policies (each as may be amended from time to time), or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F), except as set forth in Section 1;

ix.
make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise; provided that if any New Director (or any Replacement New Director, as applicable) makes such a request solely in such New Director’s capacity as a director of the Company in a manner consistent with his or her fiduciary duties to the Company, such material and other books and records may not be shared with any member of the Investor Group or any Investor Group Affiliate, notwithstanding any other provision of this Agreement;

x.
institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Investor Group to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Investor Group or any New Director (or any Replacement New Director, as applicable) and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Investor Group from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(a)(x) shall apply mutatis mutandis to the Company and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to the Investor Group);

xi.
encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Investor Group (except as set forth in Section 1); or

xii.
request that the Company, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a)(xii)), other than through non‑public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

The foregoing provisions of this Section 2(a) shall not be deemed to prevent any member of the Investor Group from (i)  communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any member of the Investor Group to make public disclosure with respect thereto, (ii) communicating privately with stockholders of the Company and are not made with an intent to otherwise violate this Section 2(a), Section 3 or any other provision of this Agreement, (iii) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (iv) making or sending private communications to investors in any member of the Investor Group or any of their Affiliates or prospective investors in any member of the Investor Group or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information; and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; or (v) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any member of the Investor Group.  Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors (or any Replacement New Director, as applicable) in the exercise of their fiduciary duties under applicable law as directors of the Company.
b.
In respect of any vote or consent of the Company’s stockholders during the Standstill Period (whether at an annual or special stockholder meeting or pursuant to an action by written consent of the stockholders) (each a “Stockholder Meeting”), the Investor Group and the members of the Investor Group shall appear or act in person or by proxy and vote all shares of Common Stock Beneficially Owned by them in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) any other proposal submitted to the Company’s stockholders at a Stockholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than Director Proposals), the Investor Group and the members of the Investor Group are permitted to vote the shares of Common Stock Beneficially Owned by them at such Stockholder Meeting in accordance with the ISS and Glass Lewis recommendation; provided, further, that the Investor Group and the members of the Investor Group shall be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to (A) any publicly announced proposal relating to any transaction pursuant to which any person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, a merger, stock-for-stock transaction, spin-off, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction or (C) the implementation of takeover defenses not in existence as of the date of this Agreement, in each case, that requires a vote of the Company’s stockholders.

c.
The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the earlier of (i) the date that is thirty (30) days prior to the notice deadline for the submission of stockholder nominations for the 2024 annual meeting of stockholders pursuant to the Bylaws, as currently in effect as of the date hereof, and (ii) the date that is one hundred and ten (110) days prior to the first anniversary of the 2023 Annual Meeting; provided, however, that upon the public announcement by the Company of a definitive agreement for any transaction that would constitute or result in a Change of Control (as defined below) which has not been approved by each of the New Directors in their capacity as members of the Board, this Agreement shall immediately and automatically terminate in its entirety, and no Party hereunder shall have any further rights or obligations under this Agreement. For purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction with a third party whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells all or substantially all of the Company’s assets to a third party .

d.
Each member of the Investor Group shall comply, and shall cause each of its respective Investor Group Affiliates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Investor Group Affiliate.

3.    Mutual Non‑Disparagement.  During the Standstill Period, (a) the Investor Group and each member of the Investor Group shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Company, its subsidiaries or their respective officers and directors or any person who has served as an officer or director of the Company or any of its subsidiaries in the past and (b) the Company shall not, and shall cause its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to, make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Investor Group, the members of the Investor Group or their respective officers or directors or any person who has served as an officer or director of an Investor Group in the past.  The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
4.    Director Information.  As a condition to the New Directors’ (or any Replacement New Director’s) appointment to the Board (or to act as the Observer) and any subsequent nomination for election as a director at an annual meeting of the Company’s stockholders, the New Directors (or any Replacement New Director, as applicable) will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks and customary interviews with the N&G Committee, to the extent, in each case, consistent with the information, background checks and interviews required by the Company in accordance with past practice with respect to other members of the Board.  If, following the completion of the Company’s initial background review process, the Board learns that any New Director or any Replacement New Director, as the case may be, has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that such New Director (or any Replacement New Director, as applicable) resign from the Board (or, as applicable, from serving as the Observer) and, in such case, the resulting vacancy on the Board shall be filled in the manner set forth in Section 1(e) of this Agreement.
5.    Disclosure of this Agreement.  Promptly following the execution of this Agreement, the Company and the Investor Group shall jointly issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B.  Prior to the issuance of the Press Release, neither the Company nor the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.  None of the Parties or any of their Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.  During the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 17, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except to the extent required by law or the rules and regulations under any stock exchange or governmental entity with the prior written consent of the Investor Group and the Company, as applicable, and otherwise in accordance with this Agreement.  Notwithstanding the foregoing, the Investor Group acknowledges and agrees that the Company may file this Agreement as an exhibit to a Current Report on Form 8‑K within four (4) business days of the execution of this Agreement, provided that the Company shall first preview such Current Report with the Investor Group in advance of making such filing and consider comments by the Investor Group.

6.    Representations and Warranties.
a.
The Company represents and warrants to the Investor Group that: (a) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

b.
Each member of the Investor Group represents and warrants to the Company that: (a)(i) as of the date of this Agreement, such member of the Investor Group Beneficially Owns, directly or indirectly, only the number of Common Stock as described opposite its name on Schedules A‑B to this Agreement and each such schedule includes all Affiliates of such member of the Investor Group that own any securities of the Company Beneficially or of record and reflects all Common Stock in which such member of the Investor Group has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) as to Ancora, the other persons and entities listed on Schedule A hereto are all of the Affiliates of Ancora that Beneficially Own, directly or indirectly, Common Stock, and the other persons and, as to Eminence, the entities listed on Schedule B hereto are all of the Affiliates of Eminence that Beneficially Own, directly or indirectly, Common Stock; (a)(iii) as of the date of this Agreement, other than as disclosed herein, such member of the Investor Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership (as determined under Rule 13d‑3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (b) this Agreement has been duly and validly authorized, executed and delivered by such member of the Investor Group, and constitutes a valid and binding obligation and agreement of such member of the Investor Group, enforceable against such member of the Investor Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) such member of the Investor Group has the authority to execute this Agreement on behalf of itself and the applicable member of the Investor Group associated with that signatory’s name, and to bind such member of the Investor Group to the terms of this Agreement, including by virtue of having sole voting and dispositive power over such member of the Investor Group’s Common Stock; (d) each member of the Investor Group shall cause each of its respective Affiliates to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such member of the Investor Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or the New Directors, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member of the Investor Group is a party or by which it is bound.  Each member of the Investor Group represents and warrants that it has no voting commitments (written or oral) with any of the New Directors as of the date of this Agreement and agrees that it shall not compensate or otherwise incentivize any of the New Directors for their service or action on the Board or enter into voting commitments, (written or oral) relating to the Company with any director or officer of the Company.  Except as otherwise disclosed in the Nomination Notice, each member of the Investor Group further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own representatives) with respect to its investment in the Company, any strategic, capital, management or other operational matter with respect to the Company, any potential transaction involving the Company, or the acquisition, voting or disposition of any securities of the Company.  Except as otherwise disclosed in the Nomination Notice, each member of the Investor Group further represents and warrants that no member of the Investor Group has any control or influence over any compensation or other monetary payments to be received by any of the New Directors in connection with their service as a director of the Company and that none of the members of the Investor Group are aware of any facts or circumstances that will prevent any of the New Directors from exercising independent judgment with respect to any matter involving the Company or items that may come before the Board or any of its committees.  Each member of the Investor Group further represents and warrants that the information previously provided to the Company is true, accurate and complete in all material respects.

7.    Authority.  Each member of the Ancora Investors hereby appoints Fredrick DiSanto as the sole member of the Ancora Investors entitled to exercise the collective rights and remedies of the Ancora Investors hereunder, which appointee may be changed from time to time upon written notice to and approval from the Company (such approval not to be unreasonably withheld or delayed).  Each member of the Eminence Investors hereby appoints Ricky Sandler as the sole member of the Eminence Investors entitled to exercise the collective rights and remedies of the Eminence Investors hereunder, which appointee may be changed from time to time upon written notice to and approval from the Company (such approval not to be unreasonably withheld or delayed).
8.    No Joint Liability.  Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the Ancora Investors collectively as a party to this Agreement and among the Eminence Investors collectively as a party to this Agreement, and neither the Ancora Investors nor Eminence Investors will be liable for any breach, default, liability or other obligation of such other party.
9.    Expenses.  The Company shall reimburse the Investor Group for its reasonable, documented out‑of‑pocket fees and expenses (including legal expenses) incurred in connection with the 2023 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $225,000 in the aggregate.
10.    Amendment in Writing.  This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.

11.    Governing Law/Venue/Waiver of Jury Trial/Jurisdiction.  Each Party (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in the County of New Castle in the State of Delaware in the event any dispute arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than state and federal courts of the State of Delaware sitting in the County of New Castle, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
12.    Specific Performance.  The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages.  Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief.  Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.
13. Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
14.    Non‑Waiver.  No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
15.    Entire Agreement.  This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them.  There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).
16.    Notice.  All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e‑mail (to the extent that no “bounce back”, “out of office” or similar message indicating non‑delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 16:

If to the Company:
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention: Jason K. Greene
Executive Vice President, Chief Legal Officer and Secretary
Email: jasongreene@berryglobal.com

with a copy, which will not constitute notice, to:
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Bradley C. Faris, Christopher R. Drewry
Email: bradley.faris@lw.com, christopher.drewry@lw.com
If to the Ancora Investors:
Ancora Catalyst Institutional, LP
c/o Ancora Holdings Group, LLC
6060 Parkland Boulevard, Suite 200
Cleveland, Ohio 44124
Attention: Jim Chadwick
Email: jchadwick@ancora.net
with a copy, which will not constitute notice, to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Sebastian Alsheimer, Steve Wolosky
Email: salsheimer@olshanlaw.com, swolosky@olshanlaw.com

If to the Eminence Investors:
Eminence Capital, LP
399 Park Avenue, 25th Floor
New York, New York 10022
Attention: Ricky C. Sandler
Email: rs@eminencecapital.com

17.    Termination.  This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2(c), unless earlier terminated by mutual written agreement of the Parties or as otherwise set forth herein; provided that Sections 9 through 22 shall survive the termination of this Agreement.
18.    Further Assurances.  The members of the Investor Group and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.
19.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the members of the Investor Group may assign this Agreement to the extent set forth in Section 1(j).  Any purported transfer requiring consent without such consent shall be void.
20.    No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
21.    Interpretation; Construction.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22.    Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE COMPANY:

BERRY GLOBAL GROUP, INC.

By:	/s/ Thomas E. Salmon
Name: Thomas E. Salmon
Title: Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Cooperation Agreement]

THE ANCORA INVESTORS:
Ancora Catalyst Institutional, LP
Ancora Catalyst, LP
Ancora Merlin Institutional, LP
Ancora Merlin, LP

By:	Ancora Alternatives LLC, its Investment Advisor and General Partner
By:	Ancora Holdings, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer
Ancora Alternatives LLC
By:	Ancora Holdings, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer
Ancora Advisors, LLC
By:	The Ancora Group, LLC, its Sole Member
By:	Ancora Holdings, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer
The Ancora Group, LLC
By:	Ancora Holdings, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC
By:	Inverness Holdings LLC, its Sole Member
By:	Ancora Holdings, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer
Inverness Holdings LLC
By:	Ancora Holdings, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer
Ancora Holdings Group, LLC
By:	/s/ Fredrick D. DiSanto Name: Fredrick D. DiSanto Title: Chairman and Chief Executive Officer
/s/ Fredrick D. DiSanto Fredrick D. DiSanto

[Signature Page to Cooperation Agreement]

THE EMINENCE INVESTORS:
Eminence Capital, LP
By:	/s/ Ricky C. Sandler Name: Ricky C. Sandler Title: Chief Executive Officer

/s/ Ricky C. Sandler Ricky C. Sandler

[Signature Page to Cooperation Agreement]

SCHEDULE A
THE ANCORA INVESTORS

Investor Name	Beneficial Ownership
Ancora Catalyst Institutional, LP	Ancora Catalyst Institutional, LP beneficially owns 254,019 shares of Common Stock directly, including 250 shares of which are held in record name.
Ancora Merlin Institutional, LP	Ancora Merlin Institutional, LP beneficially owns 262,960 shares of Common Stock directly.
Ancora Catalyst, LP	Ancora Catalyst, LP beneficially owns 24,514 shares of Common Stock directly.
Ancora Merlin, LP	Ancora Merlin, LP beneficially owns 24,511 shares of Common Stock directly.
Ancora Alternatives LLC
As the general partner and investment manager of each of Ancora Catalyst Institutional, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Merlin, LP, Ancora Alternatives LLC may be deemed to beneficially own the 566,004 shares of Common Stock owned in the aggregate by each of the entities listed above and held in those separately managed accounts.

Ancora Advisors, LLC
As the investment advisor to the Ancora Advisors LLC’s separately managed accounts, Ancora Advisors, LLC, may be deemed to beneficially own the 14,237 shares of Common Stock held in those separately managed accounts.

Ancora Family Wealth Advisors, LLC
As the investment advisor to the Ancora Family Wealth Advisors, LLC’s separately managed accounts, Ancora Family Wealth Advisors, LLC, may be deemed to beneficially own the 40,258 shares of Common Stock held in those separately managed accounts.

The Ancora Group LLC	As the sole member of Ancora Advisors, LLC, The Ancora Group LLC may be deemed to beneficially own the 14,237 shares of Common Stock beneficially owned by Ancora Advisors, LLC.
Inverness Holdings LLC
As the sole member of Ancora Family Wealth Advisors, LLC, Inverness Holdings LLC, may be deemed to beneficially own the 40,258 shares of Common Stock beneficially owned by Ancora Family Wealth Advisors, LLC.

Ancora Holdings Group, LLC
As the sole member of each of Ancora Alternatives LLC, The Ancora Group LLC and Inverness Holdings LLC, Ancora Holdings Group, LLC may be deemed to beneficially own the 620,499 shares of Common Stock beneficially owned in the aggregate by Ancora Catalyst Institutional, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Merlin, LP, Ancora Family Wealth Advisors, LLC’s separately managed accounts, and Ancora Advisors, LLC’s separately managed accounts.

Fredrick D. DiSanto
As the Chairman and Chief Executive Officer of Ancora Holdings Group, LLC, Mr. DiSanto may be deemed to beneficially own the 620,499 shares of Common Stock beneficially owned in the aggregate by Ancora Catalyst Institutional, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Merlin, LP, Ancora Family Wealth Advisors, LLC’s separately managed accounts, and Ancora Advisors, LLC’s separately managed accounts.

SCHEDULE B
THE EMINENCE INVESTORS

Investor Name	Beneficial Ownership
Eminence Capital, L.P.	Eminence Capital, L.P. may be deemed to beneficially own 2,373,902 shares of Common Stock on behalf of a certain fund managed by it and certain managed accounts.
Ricky C. Sandler
As CEO of Eminence Capital, L.P., Ricky C. Sandler may be deemed to beneficially own 2,373,902 shares of Common Stock beneficially owned in the aggregate by Eminence Capital. In addition, Mr. Sandler beneficially owns 288 shares of Common Stock held by the Harvey Sandler (Justin R. Sandler) Trust U/A dated 01/11/1999 and 2,025 shares of Common Stock held by the Janet Burros Memorial Foundation.